UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 22, 2013

INTCOMEX, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

333-134090	65-0893400
(Commission File Number)	(IRS Employer Identification No.)

3505 NW 107th Avenue, Miami, FL 33178

(Address of principal executive offices) (Zip Code)

(305) 477-6230

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The recent developments of Intcomex, Inc. (the “Company”) dated January 22, 2013, set forth under “Item 7.01. Regulation FD Disclosure,” is incorporated by reference herein.

Item 7.01	Regulation FD Disclosure.

On January 22, 2013, the Company provided to investors a review of its operations, as well as its expectations for financial results for its fourth fiscal quarter ended December 31, 2012, as described herein.

Based on preliminary results, the Company expects consolidated revenue of approximately $362 million for the fiscal 2012 fourth quarter, representing an increase of approximately 9.7% over the fiscal 2012 third quarter primarily due to an increase in sales of mobile devices, gaming systems, notebook PCs, tablets and software. Fiscal 2012 fourth quarter revenue represents a decline of approximately 10.1% compared to the same period in the prior year primarily due to a 59% export mobile sales decline, partially offset by a 22% in-country mobile sales increase and a 2% global IT product sales increase.

Gross margin is expected to be between 8.8% and 9.0% for the fiscal 2012 fourth quarter, reflecting an improvement of between 60 and 80 basis points over the fiscal 2012 third quarter. On a normalized basis, gross margin is expected to be between 9.0% and 9.2% for the fiscal 2012 fourth quarter, reflecting an improvement of between 0 and 20 basis points over the fiscal 2012 third quarter. The normalization impact in the fiscal 2012 fourth quarter was approximately 20 basis points due to excess inventory liquidation. This normalization impact was significantly less in the fiscal 2012 fourth quarter than in the prior two quarters, primarily due to the return of obsolescence expense to normal levels, as well as a lesser impact from inventory liquidation. Operationally, the Company improved its gross margin due to increased in-country mobile sales, margin discipline on FOB mobile sales and reduced inventory obsolescence expense that fell back to more normal levels.

Selling, general and administrative expenses (which exclude depreciation and amortization) for the fiscal 2012 fourth quarter are expected to be between $25.5 million and $26.5 million, representing an increase driven by incremental marketing spending to support fiscal fourth quarter sales to retailers and the reserving of one large U.S.-based receivable of approximately $600,000, as compared to the fiscal 2012 third quarter.

EBITDA margin is expected to be between 1.7% and 1.9% for the fiscal 2012 fourth quarter. Adjusted EBITDA margin is expected to be between 1.7% and 1.9% for the fiscal 2012 fourth quarter, reflecting an improvement of between 60 and 80 basis points over the fiscal 2012 third quarter. Normalized adjusted EBITDA margin is expected to be between 2.0% and 2.2% for the fiscal 2012 fourth quarter, reflecting an improvement of between 10 and 30 basis points over the fiscal 2012 third quarter. Normalized adjusted EBITDA is expected to be between $7.3 million and $7.8 million for the fiscal 2012 fourth quarter, as compared to $6.4 million for the fiscal 2012 third quarter.

Net debt as of December 31, 2012 is expected to decrease by between $3 million and $5 million, as compared to the balance as of September 30, 2012, primarily resulting from a decrease in inventory dollars and an increase in accounts payable dollars, offset by an increase in accounts receivable dollars.

These expected financial results reflect the current beliefs and expectations of our management and include forward-looking statements that are subject to various risks, uncertainties and factors that could cause actual results to differ materially from the expectations or estimates expressed above. Accordingly, we cannot assure that actual fiscal 2012 fourth quarter results will meet current expectations.

A reconciliation of the non-GAAP financial measures, specifically EBITDA, Adjusted EBITDA, Normalized Adjusted EBITDA, and Normalized Gross Margin, to the most directly comparable financial measures can be found attached to this Current Report on Form 8-K (this “Report”) as Exhibit 99.1 (the “Exhibit”). It should be noted that these schedules are unaudited.

The information in this Report, including the Exhibit, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information set forth in this Report, including the Exhibit, shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Excerpts from investor presentation reconciling non-GAAP financial measures to the most directly comparable financial measures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intcomex, Inc.

Date: January 22, 2013	By:	/s/ Michael F. Shalom
	Name:	Michael F. Shalom
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Exhibit Title
99.1	Excerpts from investor presentation reconciling non-GAAP financial measures to the most directly comparable financial measures.

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